FOR IMMEDIATE RELEASE                                  NEWS ANNOUNCEMENT


Contacts:      Kevin McDonnell                    Mike Lyons
               Printrak International Inc.        Printrak International Inc.
               (714) 238-2030                     (714) 238-2068

               Paula Brici Bordigon
               Lages & Associates
               (714) 453-8080



                           PRINTRAK TO ACQUIRE LARGEST
                             MUGSHOT SYSTEM SUPPLIER

            TFP Inc. Products Also Provide Entry Into Jail Management
              Solutions For World Leader In Fingerprint Technology


     ANAHEIM, California, April 7, 1997 -- Printrak International Inc. (NASDAQ:AFIS), a leading worldwide supplier of automated fingerprint identification systems (AFIS), said today it has reached an agreement to acquire TFP, Inc., Greenville, South Carolina, the premier supplier of digital mugshot systems used by law enforcement, jail and correctional agencies. The transaction is a merger and is subject to customary conditions to closing including approval by TFP shareholders. The transaction is expected to be completed by the end of April 1997.

     Printrak will issue 1.4 million common shares for privately-owned TFP in a transaction accounted for as a pooling of interests. Printrak's most recent financial statement reported revenues of $43.8 million for the nine months ended December 31, 1996. Under the agreement, TFP will retain its name, facilities, management and staff, while operating as a Printrak subsidiary under the direction of Barry White, TFP president and founder.

     Founded in 1988, TFP has 253 customers in the U.S. and has begun to penetrate the international market with initial installations in Germany, Italy and New Zealand. While both companies sell to the law enforcement community, they have very few customers in common, "creating an immediate opportunity for cross marketing of products," according to Richard Giles, Printrak president and chief executive officer.

     "We foresee TFP continuing to be a powerful leader in its niche markets while at the same time fitting perfectly into Printrak's strategy of providing more complete solutions in the larger market of integrated criminal justice information systems, further extending our leadership position in this market," he said.

     TFP is best known for its mugshot capture/display systems used for personal identification and creating digital "line-ups" for viewing by crime scene witnesses. The same equipment can be used for entering crime scene evidence in an image database. TFP's PC-based applications also include jail management, jail property management and document management.

     "Our corporate strategy has evolved in recent years from a product-centric to a market-driven company, leading to an emphasis on application software that enhances our capabilities as a total solution provider," White said. "Under Printrak's corporate umbrella, we will have the financial and organizational resources to compete for much larger contracts than has been possible in the past."

     Technical synergy is expected to enhance the competitiveness of both companies, according to Giles. Printrak has recently incorporated mugshot workstations in its AFIS networks, while TFP is active in providing positive identification tools within its suite of jail management applications. "Together, we can offer the best of breed technologies in an increasing range of applications," Giles said.

     Jail management systems represents a new market sector for Printrak, which is rapidly expanding its capabilities beyond fingerprint systems. An emerging model of criminal justice information systems calls for electronic links between compatible systems used by police and other emergency services, records management, courts and correctional facilities.

     "We are well aware of the demand for the niche products developed by TFP since our customers are asking for the same capabilities," Giles said. "In addition to law enforcement applications, we are seeing an interest in photo identification, along with fingerprints, by public welfare agencies and commercial customers."

Printrak/TFP Company Information

     The combined company is a leading worldwide supplier of biometric identification systems used primarily in law enforcement applications. The company provides networked fingerprint, photo imaging and automated records management systems. The company's systems serve approximately 500 national, state, country and municipal agencies in 25 countries.

                         ###